Exhibit 99.1
NEWS RELEASE
Visteon announces fourth-quarter and full-year 2008 results
Fourth Quarter Financial Summary
•	Product sales of $1.55 billion
•	Net loss of $328 million; EBIT-R of negative $94 million
•	Non-cash impairment charge of $200 million for Interiors business
•	Cash generated by operating activities of $37 million
•	Year-end cash balance of $1.18 billion
Restructuring and Other Cost-Reduction Actions
•	Three-year plan completed; 30 restructuring actions finished ahead of schedule
•	Salaried workforce reduction on track
•	Additional cost-saving measures implemented
VAN BUREN TOWNSHIP, Mich., Feb. 25, 2009 — Visteon Corporation (NYSE:VC) today announced fourth-quarter and full-year 2008 results. For fourth quarter 2008, Visteon reported a net loss of $328 million, or $2.53 per share, on sales from continuing operations of $1.7 billion. The fourth quarter 2008 net loss includes a non-cash asset impairment charge of $200 million for long-lived assets utilized in the Interiors business. For fourth quarter 2007, Visteon reported a net loss of $43 million, or 33 cents per share, on sales of $2.9 billion. EBIT-R, as defined below, for fourth quarter 2008 was negative $94 million, compared with $15 million in fourth quarter 2007. For the full year 2008, Visteon reported a net loss of $663 million, or $5.12 per share, on sales of $9.5 billion compared with a net loss of $372 million, or $2.87 per share, on sales of $11.3 billion for full year 2007.
“Visteon’s financial results for the fourth quarter 2008 were significantly affected by the global economic slowdown as automakers quickly reduced production levels in nearly every market,” said Donald J. Stebbins, chairman and chief executive officer.
Visteon continues to execute cost-reduction actions in response to the current market conditions beyond those associated with the previously announced three-year improvement plan. These additional cost-reduction actions include global salary and hourly workforce reductions, shortened work weeks, temporary reductions in pay, elimination of 401(k) matching and merit increases, along with other cost- saving measures.
Additionally, during 2008 Visteon completed the remaining restructuring activities under its three-year improvement plan, bringing the total number of completed actions to 30. These actions were completed ahead of schedule, at lower cost, and with greater savings than initially planned.
“The restructuring actions completed under the three-year improvement plan have resulted in significant diversification of our business across customers and regions, which makes Visteon an important partner during these extremely difficult market conditions,” added Stebbins.

Visteon’s fourth-quarter product sales were more diversified among customers than any previous quarter. Approximately 30 percent of fourth quarter product sales were to Ford Motor Co., while Hyundai-Kia accounted for 28 percent. Renault-Nissan and PSA/Peugeot-Citroen each accounted for about 6 percent of sales. On a regional basis, Europe and Asia Pacific each accounted for about 35 percent of total product sales, with North America accounting for 22 percent and the balance in South America.
Fourth Quarter 2008 Results
For fourth quarter 2008, total sales were $1.65 billion, including product sales of $1.55 billion and services revenue of approximately $100 million. Product sales decreased by about $1.2 billion year-over-year as lower production and sourcing actions, net of new business, reduced sales by about $685 million. Divestitures and closures, in connection with the three-year plan, and foreign currency further reduced sales by about $200 million and $250 million, respectively. The company experienced lower sales in each of the major regions in which it operates, reflecting decreased production volumes by all customers as vehicle sales declined in response to global economic conditions.
Product gross margin for fourth quarter 2008 was negative $10 million, compared with $201 million a year earlier. The impact of lower production levels, divestitures and closures, and foreign currency more than offset savings from restructuring activities and favorable net cost performance.
Selling, general and administrative expense for fourth quarter 2008 totaled $111 million, a decrease of $80 million or 42 percent compared with the same period a year ago.
For fourth quarter 2008, the company reported a net loss of $328 million, or $2.53 per share. This compares with a net loss of $43 million, or 33 cents per share, in the same period a year ago. Fourth quarter 2008 results include asset impairments and a loss on divestitures of $205 million, as well as $51 million in restructuring and other reimbursable expenses, of which $32 million is reimbursable from the escrow account. Fourth quarter results for 2007 included $30 million of asset impairments and $65 million of restructuring and other reimbursable expenses, of which $33 million was reimbursable from the escrow account. Income taxes for fourth quarter 2008 were a $37 million benefit, compared with a benefit of $45 million in the same period a year earlier. EBIT-R for fourth quarter 2008 was negative $94 million, compared with $15 million in the prior year.
Full Year 2008 Results
For the full year 2008, Visteon’s sales from continuing operations were $9.54 billion, including $9.1 billion of product sales. Product sales decreased $1.64 billion from 2007 as divestitures and closures of approximately $1.0 billion in connection with the three-year plan, and lower production volume of approximately $750 million, were partially offset by $170 million of foreign currency. Services revenue for the year of $467 million decreased $87 million from 2007.
Product gross margin for 2008 was $456 million, decreasing $111 million from the same period a year ago. This decrease reflects the impact of lower production volumes and divestitures and closures, partially offset by net cost performance, restructuring savings and favorable currency.
Selling, general and administrative expense for 2008 totaled $553 million, a decrease of $83 million from the prior year.

Visteon reported a net loss of $663 million, or $5.12 per share, for 2008, compared with a net loss of $372 million, or $2.87 per share, for 2007. Results for 2008 included $175 million of restructuring and other reimbursable expenses and $113 million of reimbursements from the escrow account, and $275 million of asset impairments and loss on divestitures. The company’s provision for income taxes totaled $94 million for 2008, an increase of $74 million from the prior year. EBIT-R decreased $13 million from 2007 to a negative $62 million.
Cash Flow and Liquidity
Cash generated by operating activities totaled $37 million for fourth quarter 2008, compared with $331 million for the same period a year earlier. Capital expenditures were $64 million for the quarter, compared with $144 million in fourth quarter 2007. Free cash flow, as defined below, was a use of $27 million for fourth quarter 2008, compared with a source of $187 million for the same period in 2007.
Cash from operations for 2008 was a use of $116 million compared with a source of $293 million for 2007. Capital expenditures of $294 million in 2008 were $82 million lower than in 2007. For 2008, free cash flow was a use of $410 million, compared with a use of $83 million for 2007.
As of Dec. 31, 2008, Visteon had cash balances totaling $1.18 billion and total debt of $2.76 billion, which included $75 million drawn on the company’s asset-based U.S. revolving credit facility and $92 million outstanding under its European receivables securitization facility. The company drew $30 million under the asset-based U.S. revolving credit facility on Jan. 28, 2009, which exhausted substantially all of the current availability under these facilities, taking into account letters of credit issued under the U.S. facility. The European receivables securitization facility was amended as of Oct. 30, 2008, to provide for both additional availability and flexibility under the structure. The amendment resulted in the inclusion of the facility on the company’s consolidated balance sheet as of Dec. 31, 2008. The consolidation of this facility affected Visteon’s receivable and debt balances, with no impact on cash.
Additionally, the escrow account used to fund restructuring actions totaled $68 million at Dec. 31, 2008. These funds are not consolidated within Visteon’s financial statements nor are they included in the balances referenced in this news release.
New Business Wins
Visteon continues to win new business from a diverse group of customers across each of its key product lines. During the fourth quarter 2008, Visteon won approximately $210 million of new business, bringing total new business wins for 2008 to $680 million. Nearly half of the full-year wins are in climate products, with about one-third in electronics products. On a regional basis the new business wins were well-balanced, with Asia Pacific accounting for 38 percent, North America and Europe each representing about 30 percent, and South America generating the remainder.
“Visteon has won nearly $2.7 billion in new business over the past three years,” Stebbins said. “During 2008, we saw many automakers reassess their future product offerings, and defer or cancel certain product programs in light of the economic conditions affecting their markets. Consequently, the level of new business pursuits has been less than in past years. However, despite the present environment, our continued success in winning and retaining business from customers around the world speaks to the strength of Visteon’s product capability and global engineering and manufacturing footprint.”

Outlook
In view of volatile macro-economic and industry conditions, Visteon is not providing guidance for future periods. In addition, Visteon is assessing the impact to the global automotive industry of the restructuring plans submitted to the U.S. Department of the Treasury on Feb. 17, 2009, by General Motors Corp. and Chrysler LLC, as well as other global original equipment manufacturer actions and announcements, and the related implications to Visteon’s business plans and liquidity. The continued downturn in the global automotive industry, combined with restrictive credit markets, has had and is expected to have an adverse impact on the company’s financial results, cash flows, and liquidity. As a result, Visteon cannot assure that it will remain in compliance with the terms of its outstanding debt instruments. Visteon continues to explore options to address future liquidity needs, including administrative reductions, delaying capital expenditures, curtailing, eliminating or disposing of substantial assets or operations, or undertaking other significant restructuring measures.
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 27 countries and employs approximately 33,500 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the financial condition of our customers and the effects of reorganization, consolidation and/or restructuring plans that may be announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; our ability to meet the continued listing standards of the New York Stock Exchange; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2007). We assume no obligation to update these forward-looking statements. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2008.

Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release.
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Visteon news releases, photographs and product specification details are available at www.visteon.com
Contacts:

Media:	Investors:
Jim Fisher	Steve Ward
734-710-5557	734-710-5800
jfishe89@visteon.com	sward8@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007
Net sales
Products	$1,547	$2,720	$9,077	$10,721
Services	106	144	467	554

	1,653	2,864	9,544	11,275
Cost of sales
Products	1,557	2,519	8,621	10,154
Services	106	143	464	548

	1,663	2,662	9,085	10,702

Gross margin	(10)	202	459	573

Selling, general and administrative expenses	111	191	553	636
Restructuring expenses	30	63	147	152
Reimbursement from Escrow Account	32	33	113	142
Asset impairments and loss on divestitures	205	30	275	95

Operating loss	(324)	(49)	(403)	(168)

Interest expense, net	47	41	169	164
Equity in net income of non-consolidated affiliates	2	13	37	47

Loss from continuing operations before income taxes and minority interests	(369)	(77)	(535)	(285)

(Benefit from) provision for income taxes	(37)	(45)	94	20
Minority interests in consolidated subsidiaries	(4)	11	34	43

Net loss from continuing operations	(328)	(43)	(663)	(348)

Loss from discontinued operations, net of tax	—	—	—	24

Net loss	$(328)	$(43)	$(663)	$(372)

Per share data:

Basic and diluted loss per share from continuing operations	$(2.53)	$(0.33)	$(5.12)	$(2.69)

Loss from discontinued operations, net of tax	—	—	—	(0.18)

Basic and diluted loss per share	$(2.53)	$(0.33)	$(5.12)	$(2.87)

Average shares outstanding (millions)
Basic	129.4	129.7	129.4	129.4
Diluted	129.4	129.7	129.4	129.4

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	December 31	December 31
	2008	2007

ASSETS

Cash and equivalents	$1,180	$1,758
Accounts receivable, net	989	1,150
Interests in accounts receivable transferred	—	434
Inventories, net	354	495
Other current assets	234	235

Total current assets	2,757	4,072

Property and equipment, net	2,162	2,793
Equity in net assets of non-consolidated affiliates	216	218
Other non-current assets	131	122

Total assets	$5,266	$7,205

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$143	$95
Accounts payable	1,058	1,766
Accrued employee liabilities	228	316
Other current liabilities	288	351

Total current liabilities	1,717	2,528

Long-term debt	2,619	2,745
Employee benefits, including pensions	627	530
Postretirement benefits other than pensions	404	624
Deferred income taxes	139	147
Other non-current liabilities	365	428
Minority interests in consolidated subsidiaries	264	293

Shareholders’ deficit
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 131 million and 130 million shares outstanding, respectively)	131	131
Stock warrants	127	127
Additional paid-in capital	3,407	3,406
Accumulated deficit	(4,686)	(4,016)
Accumulated other comprehensive income	157	275
Other	(5)	(13)

Total shareholders’ deficit	(869)	(90)

Total liabilities and shareholders’ deficit	$5,266	$7,205

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007

Operating Activities

Net loss	$(328)	$(43)	$(663)	$(372)

Adjustments to reconcile net loss to net cash provided from (used by) operating activities:
Depreciation and amortization	89	126	416	472
Non-cash postretirement benefits	(24)	(44)	(72)	(29)
Non-cash tax items	—	(37)	—	(91)
Asset impairments and loss on divestitures	205	30	275	107
Equity in net income of non-consolidated affiliates, net of dividends remitted	39	19	9	20
Other non-cash items	21	—	11	(6)
Changes in assets and liabilities:
Accounts receivable and retained interests	305	191	509	216
Inventories	60	45	44	6
Accounts payable	(245)	(24)	(504)	(123)
Other	(85)	68	(141)	93

Net cash provided from (used by) operating activities	37	331	(116)	293

Investing Activities

Capital expenditures	(64)	(144)	(294)	(376)
Proceeds from divestitures and asset sales	16	48	83	207
Other	—	(2)	3	(8)

Net cash used by investing activities	(48)	(98)	(208)	(177)

Financing Activities

Short-term debt, net	4	3	28	33
Proceeds from debt, net of issuance costs	75	140	260	637
Principal payments on debt	(10)	(30)	(88)	(88)
Repurchase of unsecured debt securities	—	—	(337)	—
Other, including book overdrafts	6	(18)	(56)	(35)

Net cash provided from (used by) financing activities	75	95	(193)	547

Effect of exchange rate changes on cash	(17)	8	(61)	38

Net increase (decrease) in cash and equivalents	47	336	(578)	701

Cash and equivalents at beginning of period	1,133	1,422	1,758	1,057

Cash and equivalents at end of period	$1,180	$1,758	$1,180	$1,758

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding non-GAAP financial measures of “EBIT-R” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest US GAAP financial measure below.
EBIT-R: EBIT-R represents net loss before net interest expense, provision for income taxes and extraordinary item and excludes impairment of long-lived assets and net unreimbursed restructuring charges. Related amounts included in loss from discontinued operations are reflected in the totals below. Management believes EBIT-R is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities.

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007

Net loss	$(328)	$(43)	$(663)	$(372)

Interest expense, net	47	41	169	164
(Benefit from) provision for income taxes	(37)	(45)	94	20
Asset impairments and loss on divestitures	205	30	275	107
Restructuring and other reimbursable costs	51	65	176	186
Reimbursement from Escrow Account	(32)	(33)	(113)	(154)

EBIT-R	$(94)	$15	$(62)	$(49)

EBIT-R is not a recognized term under US GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBIT-R may not be comparable to other similarly titled measures of other companies. Additionally, EBIT-R is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Free Cash Flow: Free cash flow represents cash flow from operating activities less capital expenditures. Management believes that free cash flow is useful in analyzing the Company’s ability to service and repay its debt and it uses the measure for planning and forecasting future periods, as well as in compensation decisions.

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007

Cash provided from operating activities	$37	$331	$(116)	$293

Capital expenditures	(64)	(144)	(294)	(376)

Free cash flow	$(27)	$187	$(410)	$(83)

Free cash flow is not a recognized term under US GAAP and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses.